                                  [LOGO] DELTA
                           --------------------------
                             GALIL INDUSTRIES LTD.


                                                  Tel-Aviv 27 December, 2005


        To                                 To
        Securities Authority               Tel-Aviv Stock Exchange
        22 Kanfei Nesharim St.             54 Ahad Ha'am St.
        JERUSALEM 95464                    TEL AVIV 65202
        ---------------                    --------------


Ladies and Gentlemen:

        RE: DELTA GALIL INDUSTRIES. (THE "COMPANY") - IMMEDIATE REPORT APPOINTMENT OF DIRECTOR

We hereby notify you that the Board of Directors of Delta Galil filled a vacancy on the Board by appointing Mr. Israel Baum to serve as a director. Mr. Baum, 67, served as the chief executive officer of Litam Clothing Ltd., an Israeli apparel manufacturer, from 1994 to 2004. From 1998 to 2005 Mr. Baum served on the board of directors of Macpell Industries Ltd., an Israeli apparel company listed on the Tel Aviv Stock Exchange. Mr. Baum holds a B.Sc. in Industrial Engineering and Management from Temple University in Philadelphia


                                           Yours respectfully,


                                           Miki Laxer, Controller & Secretary
                                           Delta Galil Industries Ltd.
                                           Public Company number 520025602